MUNIYIELD NEW JERSEY FUND, INC.

FILE # 811-6570

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/22/01	NJ Economic Development Authority School Construction Bonds 5.25% 06/15/19	$500,000,000.	$5,000,000.	Lehman Brothers
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